Exhibit 10.7

PURCHASE AND SALE AGREEMENT

BETWEEN

DYNAMIC GRAVEL HOLDINGS LTD.

AND

FARSHAD SHIRVANI

Dated as of the 8th day of January, 2008

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of the 8th day of January, 2008

BETWEEN:

DYMANIC GRAVEL HOLDINGS LTD., a company existing under the laws of the Province of Alberta and having its head office at 506 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

(the “Purchaser”)

AND:

FARSHAD SHIRVANI, businessman and having an office located at 1405 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

(the “Vendor”)

W H E R E A S:

A.	The Vendor is the registered and beneficial owner of a 100% interest in two gravel claims, known as the Northern Gravel claim and the Super Mammoth Gravel claim, located along the British Columbia coast which claims are more particularly described in Schedule “A” to this Agreement (collectively, the “Claims”);

B.	The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, a 100% right, title and interest in and to the Claims upon the terms and conditions hereinafter set forth;

THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

1.	VENDOR’S REPRESENTATIONS

1.1	The Vendor represents and warrants to the Purchaser that:

	(a)	the Vendor is the recorded and beneficial owner of a 100% interest in the Claims and holds the right to transfer all right, title and interest to the Claims;

	(b)	the Claims are free and clear of all liens, charge(s), encumbrances and claims of others, and the Vendor has a free and unimpeded right of access to the Claims and has use of the Claims surface for the herein purposes;

	(c)	the Claims have been validly located and are now duly recorded pursuant to the laws of the Province of British Columbia and are in good standing in accordance with the laws of the Province of British Columbia as of the date of this Agreement;

	(d)	there are no adverse claims or challenges against or to the Vendor’s ownership of or title to his interest in the Claims nor to the knowledge of the Vendor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Claims or any portion thereof;

	(e)	the Vendor has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which the Vendor is a party or by which he is bound or to which he is subject;

(f)	no proceedings are pending for, and the Vendor is unaware of any basis for, the institution of any proceedings which could lead to the placing of himself in bankruptcy, or in any position similar to bankruptcy;

(g)	the entering into this Agreement does not conflict with any applicable laws nor does it conflict with, or result in a breach of or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound;

(h)	it has the exclusive right to enter into this Agreement and all necessary authority to sell to the Purchaser a 100% right, title and interest in and to the Claim’s in accordance with the terms and conditions of this Agreement;

(i)	it has the exclusive right to receive 100% of the proceeds from the sale of gravel, sand, minerals, metals, ores or concentrates removed from the Claims and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on such materials removed from the Claims or is entitled to take such materials in kind;

(j)	reclamation and rehabilitation of those parts of the Claims which have been previously worked by the Vendor, if any, have been properly completed in compliance with all applicable laws and the Vendor hereby covenants and agrees to save the Purchaser harmless from and against any loss, liability, claim, demand, damage, expense, injury or death arising out of or in connection with the operations or activities which were carried out on the Claims by the Vendor prior to the Closing Date (as herein after defined);

(k)	to the best of its knowledge and belief after having made reasonable enquiry, reclamation and rehabilitation of those parts of the Claims which have been previously worked by persons other than the Vendor, if any, have been properly completed in compliance with all applicable laws by such other persons, or if not so completed, the Vendor has used its best efforts to mitigate the damage to the environment resulting from such previous work;

(l)	without limiting the generality of subparagraphs 1.1(j) and (k), to the best of the Vendor’s knowledge, its contractors, if any,

(i) have operated the Claims and have at all times received, handled, used, stored, treated, shipped and disposed of all environmental or similar contaminants in strict compliance with all applicable environmental, health or safety laws, regulations, orders or approvals, and

(ii) have removed from and off the Claims all environmental or similar contaminants;

(m)	to the best of the Vendor’s knowledge there are no orders or directions relating to environmental or similar matters requiring any work, repairs, construction or capital expenditures with respect to the Claims and the conduct of the business related thereto, nor has the Vendor received any notice of such;

(n)	to the best of the Vendor’s knowledge no hazardous or toxic materials, substances, pollutants contaminants or wastes have been released by the Vendor’s contractors into the environment, or deposited, discharged, placed or disposed of at, on or near the Claims as a result of the contractor’s operations carried out on the Claims;

(o)	to the best of the Vendor’s knowledge:

(i) no notices of any violation or apparent violation of any of the matters referred to in subparagraphs 1.1(k) through 1.1(n) relating to the Claims or its use have been received by the Vendor; and

(ii) there are no writs, injunctions, orders or judgements outstanding, no law suits, claims, proceedings or investigations pending or threatened, relating to the use, maintenance or operation of the Claim, whether related to environmental or similar matters, or otherwise, nor, to the knowledge of the Vendor, is there any basis for such law suits, claims, proceedings or investigations being instituted or filed; and

(p)	it has advised the Purchaser of all the material information relating to the mineral potential of the Claims of which the Vendor has knowledge;

(q)	the Vendor has complied with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the Claims. Schedule ”A” sets out a complete and accurate list of the Claims held by or granted to the Vendor, and there are no other licences, permits, approvals, consents, certificates, registrations or authorizations necessary to own or lease any of the Claims. Each Claim is valid, subsisting and in good standing and the Vendor is not in default or breach of any Claim and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Claim. The Vendor has provided a true and complete copy of each Claim and all amendments thereto to the Purchaser;

(r)	there are no outstanding liabilities for taxes payable, collectible or remittable by the Vendor, whether assessed or not, which may result in an encumbrance on or other claim against or seizure or sale of all or any part of the Claims or would otherwise adversely affect the Claims or would result in the Purchaser becoming liable or responsible therefor. There are no actions, suits, proceedings, investigations or claims pending or threatened against the Vendor in respect of the taxes or Claims which may result in an encumbrance on or other claim against or seizure or sale of any of the Claims or liability or responsibility on the part of the Purchaser for taxes payable, collectible or remittable by the Vendor nor are any material matters under discussion with any governmental authority relating to taxes;

(s)	there are no actions, suits or proceedings (whether or not purportedly on behalf of the Vendor) pending or, to the best knowledge of the Vendor, after due enquiry, threatened against or affecting the Vendor at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board. The Vendor is not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(t)	the Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada); and

(u)	neither this Agreement nor any document to be delivered by the Vendor nor any certificate, report, statement or other document furnished by the Vendor in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of the Vendor that has not been disclosed to the Purchaser in writing that could reasonably be expected to have a material adverse effect on the Claims.

1.2	The representations and warranties hereinbefore set out are conditions upon which the Purchaser has relied on entering into this Agreement and shall survive the sale and purchase of the Claims, and the Vendor hereby forever indemnifies and saves Vendor harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Agreement.

2.	PURCHASER’S REPRESENTATIONS

The Purchaser warrants and represents to the Vendor that it is a body corporate, duly incorporated under the laws of the Province of Alberta with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

3.	SALE OF CLAIMS

3.1	The Vendor hereby sells a 100% right, title and interest in and to the Claims to the Purchaser and the Purchaser hereby purchases the Claims from the Vendor in consideration of the Purchaser paying $25,000 USD cash to the Vendor, the receipt of which the Vendor hereby acknowledges.

3.2	The Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any GST, retail sales taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Claims by the Vendor to the Purchaser.

3.3	Subject to the provisions of this Agreement, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfil, from and after the Closing Date, only those outstanding obligations and liabilities of the Vendor which, by their terms, are to be paid, satisfied, discharged, performed and fulfilled at and after the Closing Date under the licences, permits, approvals, consents, registrations, certificates and other authorizations relating to the Claims.

3.4	For greater certainty, and without limiting the generality of the foregoing, the Vendor shall remain liable for and shall pay, satisfy, discharge, perform and fulfil, all other obligations and liabilities of the Vendor, including, without limitation, the obligations and liabilities of the Vendor under any liability for taxes payable, collectible or remittable by the Vendor in respect of the Claims, provided that taxes levied with respect to the Claims for a taxable period that includes but does not end on the Closing Date shall be apportioned between the Vendor and the Purchaser such that the Vendor shall be liable for the amount determined by multiplying the taxes to be apportioned by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date and the denominator of which is the total number of days in the period, and the Purchaser shall be liable for the balance; and

3.5	The Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Claims to the Purchaser with a good and marketable title, free and clear of all encumbrances whatsoever.

4.	CLOSING

     The sale and purchase of the interest in the Claims shall occur on the date of this Agreement (the “Closing Date”) at the offices of the Purchaser located at 506 - 675 West Hastings Street, Vancouver, British Columbia, or such other place and time acceptable to both parties.

5.	FORCE MAJEURE

     If the Purchaser is prevented from or delayed in complying with any provisions of this Agreement by reason of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of the Purchaser, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and the Purchaser, insofar as is possible, shall promptly give written notice to the Vendor of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Vendor as soon as such cause ceases to exist.

6.	ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

7.	NOTICE

7.1	Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered to the address for each party first noted above.

7.2	Either party may from time to time by notice in writing change its address for the purpose of this paragraph.

8.	RELATIONSHIP OF PARTIES

     Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party a partner, agent or legal representative of the other party.

9.	FURTHER ASSURANCES

     This Agreement constitutes the legal transfer by the Vendor of title to, and property in, the Claims to the Purchaser on the date hereof. The Vendor shall, from time to time as and when requested by the Purchaser, and at the expense of the Purchaser, do, execute and cause to be made, done and executed all such further documents, assignments and assurances that may be necessary and that may be reasonably required by the Purchaser for more completely and effectively vesting the Claims in the Purchaser and whether for the purpose of registration or otherwise. The parties hereby agree that they will execute all such documents, instruments and agreements and perform such further acts and supply to any federal or provincial taxing authority such information as may be necessary from time to time to carry out the terms and intent of this Agreement.

10.	TIME OF ESSENCE

     Time shall be of the essence of this Agreement.

11.	TITLES

     The headings appearing in this Agreement have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions.

12.	CURRENCY

     All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the United States of America.

13.	NONSEVERABILITY

     This Agreement shall be considered and construed as a single instrument and the failure to perform any of the terms and conditions in this Agreement shall constitute a violation or breach of the entire instrument or Agreement and shall constitute the basis for cancellation or termination.

14.	APPLICABLE LAW

     The situs of the Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia.

15.	ENUREMENT

     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

COUNTERPARTS

     This Agreement may be executed in several parts, and by facsimile, in the same form and such parts so executed shall together constitute one original Agreement and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

     IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

DYNAMIC GRAVEL HOLDINGS LTD.

PER:

/ s / Tim Coupland
Tim Coupland, President

/ s / Farshad Shirvani	/ s / Ann-Marie Cederholm
FARSHAD SHIRVANI	Witness to signature of Farshad Shirvani

Name: Ann-Marie Cederholm

Address: 506-675 West Hastings Street
Vancouver, BC V6B-1N2

SCHEDULE “A”

TO THAT CERTAIN AGREEMENT MADE AS OF JANUARY 8, 2008
BETWEEN DYNAMIC GRAVEL HOLDINGS LTD.
AND FARSHAD SHIRVANI

The Claims are located at Lloyd Point in the east arm of Toba Inlet situated 50 kilometers east of Campbell River, British Columbia and 28 kilometers north of Powell River on the British Columbia mainland and has the following description:

Tenure Name	Type	Claim Name	Good Until	Area (ha)
544952	Mineral	Northern Gravel	2014-11-06	124.118
549843	Mineral	Super Mammoth 5	2015-01-19	124.118
				248.236